EMPLOYMENT AGREEMENT

(Djordje (George) Jankovic)

This EMPLOYMENT AGREEMENT, dated December 22, 2004 (this "Agreement"), is between NutriSystem, Inc., a Delaware corporation (the "Company"), and George Jankovic (the "Employee").

The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

  Employment

  This Agreement is effective December 22, 2004 (the "Effective Date"). The Employee shall be the President and Chief Operating Officer of the Company and shall perform duties consistent with this position as are assigned by the Chief Executive Officer or the Board of Directors of the Company (the "Board"). The Employee shall report directly to the Chief Executive Officer and be an executive officer of the Company.

  Performance

  The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement, however, the Employee may (a) serve on civic or charitable boards or committees, (b) serve on corporate boards as a non-employee board member and (c) manage Employee's personal investments. The Employee must inform the Company of any corporate boards on which he serves. The Employee cannot serve on any corporate board that would violate the Employee's non-competition restrictions.

  Term

  The initial term of employment under this Agreement (the "Initial Term") begins on the Effective Date and extends for 2 years. This Agreement renews automatically for one year renewal terms (a "Renewal Term") unless either the Employee or the Company gives the other party written notice of nonrenewal at least three months before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a 2 year Renewal Term upon a Change of Control, as defined in Section 12, beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the "Employment Term"). The Employment Term may be terminated early as provided in Sections 7 through 12 of this Agreement.

  Salary

  The Employee's annual salary (the "Salary") is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $225,000 (the "Initial Salary"). The Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

  Bonus

  The Employee shall be entitled to participate in any bonus programs established by the Board or the Compensation Committee for executive officers generally. The Employee's target bonus shall be up to 50% of the Salary (the "Target Bonus"). All bonus programs, as well as the goals for achieving the Target Bonus, are at the discretion of the Board or the Compensation Committee.

  Confidential Information, Non-Competition and Non-Solicitation

  The Employee agrees to continue to be covered by the terms of the Employment, Confidential Information, Invention and Non-Competition Agreement that the Employee entered into with the Company.

  Death

  If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee's executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee's estate shall receive any unpaid Salary that has accrued through the date of termination, and (b) the Employee's outstanding options are accelerated for an additional period of 6 months that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the option vesting schedule using a monthly basis instead of the scheduled vesting dates.

  Total Disability

  If the Employee becomes "totally disabled," then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination, (b) continued Salary for 3 months following the date the Employee is considered totally disabled, and (c) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company.

  The term "totally disabled" means: (a) if the Employee is considered totally disabled under the Company's group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

  Termination for Cause

  The Company may terminate the Employee for "cause" immediately upon notice from the Company. If the Employee is terminated for "cause", then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination.

  The term "cause" means: (a) the Employee is convicted of a felony, or (b) in the reasonable determination of the Board, the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee's duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee's obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee's employment with the Company.

  Termination by the Employee

  The Employee may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the termination date. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 6 of this Agreement.

  Termination without Cause by the Company

  The Company may terminate the Employee without "cause" by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If the Employee is terminated without "cause," then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

            the Employee's group healthcare, group life and AD&D coverage will be continued for one year, to be paid in full by the Company, and the Employee's covenants against non-competition and non-solicitation (as described in Section 6 of this Agreement) shall be reduced to a 6 month period from the termination date, from 12 month period contained in Section 6 of this Agreement, and all unvested options granted to the Employee in 2003 will fully accelerate, and all options granted in 2003 that are vested (including accelerated vesting) at termination will remain exercisable for 5 years after termination of employment, but not longer than the total life of the options, and the Employee will not receive any bonus payments, and
            the Employee and the Company will enter into a mutual general release.
  Change of Control

  During the 2 year period after a Change of Control, if the Company terminates the Employee without cause, or if the Employee terminates this Agreement for "Good Reason" by giving the Company written notice of termination one month in advance of the termination date (which the Employee shall have the right to do during this 2 year period), then:

  (1) all the rights, benefits and obligations under Section 11 of this Agreement for termination without "cause" by the Company shall apply, and

  (2) the Company will pay the Employee a lump sum payment (the "Change of Control Payment") equal to: (a) 100% of the Target Bonus for the year in which the termination occurs, plus (b) one year of the Salary.

  The term "Change of Control" means:

  (a) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions),

  (b) dissolution or liquidation of the Company,

  (c) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting securities (based upon voting power) and if the share price is at least $2 per share (proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split or stock dividend), or

  (d) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged.

  The term "Good Reason" means:

  (a) the transfer, without the Employee's prior written consent, to a location that is more than 50 miles from the Employee's principal place of business immediately preceding the transfer,

  (b) a material reduction of the Employee's authority, duties or responsibilities after the Employee has provided the Company with reasonable notice and an opportunity to cure,

  (c) any failure of the Company materially to comply with and satisfy the terms of this Agreement, or

  (d) the nonrenewal of this Agreement by the Company.

  Parachute Payment

  Notwithstanding anything to the contrary in this Agreement, if the Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and any severance benefit provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company and its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then Severance Payment together with the Change of Control Payment provided hereunder shall be either:

  (a) reduced (but not below zero) so that the present value of such total amounts received by Employee will be one dollar ($1.00) less than three times the Employee's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code or

  (b) paid in full,

  whichever of (a) or (b) produces the better net after-tax position to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).

  The determination as to whether any such reduction in the amount of the severance benefit is necessary shall be made initially by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times the Employee's base amount, then the Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

  Governing Law

  This Agreement is governed by Pennsylvania law.

  Entire Agreement; Amendments

  This Agreement sets forth the entire understanding among the parties hereto, and shall supercede all prior employment, severance and change of control agreements and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company.

  This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

  No Assignment

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

NutriSystem, INC: By: /s/ Michael J. Hagan Name: Michael J. Hagan Title: Chief Executive Officer EMPLOYEE: /s/ Djordje Jankovic Name: Djordje Jankovic